(Letterhead)
                            The Meritas Group, Inc.
                      1829 East Franklin Street, Suite 600
                             Chapel Hill, NC 27514

Phone 919-968-9500                                       Fax 919-303-9055
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                               September 29, 1997

Board of Directors
Landis Savings Bank, SSB
107 South Central Avenue
Landis, NC 28088

                Re: Appraisal and Business Planning Services

Ladies and Gentlemen:

This letter, if accepted by you, sets forth the agreement between Landis Savings Bank, SSB ("the Savings Bank" or "Landis Savings") and The Meritas Group, Inc. ("Meritas"), whereby Landis Savings engages Meritas to determine the estimated pro forma market value of the shares of common stock that are proposed to be issued in connection with the conversion from mutual to stock form and simultaneous conversion to a commercial bank charter. Further, this Letter Agreement covers the business planning services in connection with the conversion activities, including use of proceeds considerations.

Section 1. APPRAISAL. Meritas shall determine the pro forma fair market value of the shares of Landis Savings to be issued and sold in conjunction with the conversion from mutual to stock form of the Savings Bank. Meritas will perform the valuation and deliver a written appraisal report to the Savings Bank on or before a mutually agreed upon date. Meritas further agrees to perform such other services as are necessary or required of the appraiser including the preparation of such appraisal updates as may be needed. It is understood that the services of Meritas under this Letter Agreement shall be limited as described above.

Section 2. BUSINESS PLAN. Meritas will assist the Savings Bank in preparing, in a form acceptable to the appropriate regulators, a new three year business plan which will specifically address the use of the proceeds generated by the mutual to stock form conversion and operations as a commercial bank.


Section 3. PAYMENT. The Savings Bank agrees to pay Meritas an appraisal fee of $25,000, a fee for assistance with the three year business plan of $12,500 and to reimburse Meritas for all reasonable out-of-pocket expenses necessary and incident to the completion of the appraisal. Payment of the appraisal fee shall be made according to the following schedule:

             $5,000 upon execution of this Letter Agreement;

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Board of Directors
September 29, 1997
Page 2

                  $15,000 upon completion of due diligence;
                  $10,000 upon delivery of the completed apparisal report; and $7,500 upon delivery of the completed business plan

             In the event that an appraisal update is required, the Savings Bank agrees to pay Meritas an additional fee of $2,500 for the preparation of each such update, payable upon delivery of the report.

             Out-of-pocket expenses, including travel, messenger services, information resources, computer time, and duplicating, shall be paid to Meritas as incurred and billed.

Section 4. NECESSARY ACCESS AND INFORMATION. The obligations of Meritas under this Letter Agreement will be subject to the following conditions and limitations

                   (a) Meritas shall receive such information with respect to the business and financial condition of the Savings Bank as Meritas reasonably may request in order to make the valuation. Such information shall include, but not be limited to, annual financial statements, periodic regulatory filings, material agreements, debt instruments and corporate books and records.


                   (b) If required, Meritas shall receive the representation and warranty of the Savings Bank to Meritas that information provided to Meritas does not and will not, at any time relevant hereto, contain any misstatement or untrue statement of a material fact or omit to state any and all material facts required to be stated therein or necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

                   (c) The valuation performed by Meritas will, in certain respects, be dependent on the accuracy of information provided to Meritas. Meritas is not obligated to confirm the accuracy or completeness of any information provided to it by the Savings Bank.


Board of Directors
September 29, 1997
Page 3


Section 5.   INDEMNIFICATION OF MERITAS.

       (a) The Savings Bank shall indemnify and hold harmless Meritas and its directors, officers, employees, agents and contractors in connection with the services called for under this Letter Agreement, from and against any and all loss, cost, damage, claim, liability or expense of any kind, including reasonable attorneys' fees and other expenses incurred in investigating, preparing to defend any claim or claims (specifically including, but not being limited to, claims under federal and state securities laws) in any manner arising out of any misstatement or untrue statement of a material fact contained in the information supplied by the Savings Bank to Meritas, or by an omission to state a material fact in the information so provided that is required to be stated therein or is necessary in order to make the statement therein not false or misleading.

       (b) Meritas shall not be entitled to indemnification pursuant to Paragraph 4(a) above where, with regard to the basis for such claim, Meritas had actual knowledge that a statement of a fact material to the valuation and contained in the information supplied by the Savings Bank was untrue, or where Meritas had actual knowledge that a material fact was omitted from the information so provided and that such material fact was necessary in order to make the statement made to Meritas not false or misleading.

       (c) Meritas additionally shall not be entitled to indemnification pursuant to Paragraph 4(a) above, notwithstanding its lack of actual knowledge of an intentional misstatement or omission of a material fact in the information provided to Meritas, if Meritas is determined to have been grossly negligent in the preparation of its valuation.

Section 6. CHANGE IN SCOPE. If unforeseen events occur so as to materially change the nature or the work content of the valuation services described in this Letter Agreement, the terms of this Letter Agreement shall be subject to renegotiation by the Savings Bank and Meritas. Such unforeseen events shall include, but not be limited to, major changes in the regulatory environment of the Savings Bank affecting the analysis relevant to a valuation of the Savings Bank, or major changes in the Savings Bank's management or operating policies during the course of the valuation analysis work.

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Board of Directors
September 29, 1997
Page 4


Section 7. INDEPENDENCE. The Savings Bank and Meritas are not affiliated, and neither the Savings Bank nor Meritas has an economic interest in, or is held in common with, the other and neither has derived a significant portion of its gross revenue, receipts or net income for any period from transactions with the offer.

Section 8. PUBLICITY. The Savings Bank agrees to allow Meritas to publish, at its own expense, a "tombstone" or similar announcements to the effect that the conversion was completed and that Meritas acted as appraiser in connection with the transaction.

                                  *    *     *   *    *

In order to accept this proposal, please acknowledge your consent to the foregoing by dating and executing the enclosed duplicate of this Letter Agreement, and return it together with a check payable to Meritas in the amount of $5,000. This proposal is valid for a period of thirty (30) days from the date hereof.

                                           Yours very truly

                                           The Meritas Group, Inc.


                                           /s/ Sam A. Harris
                                           Sam A. Harris, President

Agreed to:
Landis Savings Bank, SSB

By: /s/ Stephen R. Talbert
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Its: Chief Executive Officer
-----------------------------

Date: October 27, 1997
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